EXHIBIT 10.3

Confidential                                                                                                                     Execution Version

ADDITIONAL INTERESTS GRANT AGREEMENT

between

STRANDED OIL RESOURCES CORPORATION, a Delaware corporation

and

LAREDO OIL, INC., a Delaware corporation

___________________________

Dated as of June 14, 2011
___________________________

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ADDITIONAL INTERESTS GRANT AGREEMENT

THIS ADDITIONAL INTERESTS GRANT AGREEMENT (this “Agreement”) is dated as of June 14, 2011 (“Agreement Date”), and is between STRANDED OIL RESOURCES CORPORATION, a Delaware corporation (the “Company”) and LAREDO OIL, INC., a Delaware corporation (“Laredo”).

RECITALS

WHEREAS, concurrently herewith the Company and Laredo are entering into a certain License Agreement dated of even date herewith (“Laredo License Agreement”) pursuant to which the Company will obtain from Laredo an exclusive license (“Laredo License”) to use and exploit certain intellectual property owned by Laredo and Mark See, an individual (“MS”), relating to the UGD Process and the Selection Process under the terms and conditions set forth in the Laredo License Agreement;

WHEREAS, concurrently herewith, Laredo and MS are entering into a certain License Agreement of even date herewith (“MS-Laredo License Agreement”) pursuant to which MS grants to Laredo an exclusive license to use the “Licensed Intellectual Property” defined therein solely for the purpose of including such “Licensed Intellectual Property” in the Licensed Intellectual Property which is the subject of the Laredo License Agreement;

WHEREAS, concurrently herewith the Company and Laredo are entering into a certain Management Services Agreement of even date herewith (“Management Services Agreement”);

WHEREAS, concurrently herewith, Licensee and Alleghany Capital Corporation, a Delaware corporation (“Alleghany”) are executing and delivering a certain Funding Agreement of even date herewith (“Funding Agreement”);

WHEREAS, the Company is willing to issue and grant to Laredo the “Additional Interests” (as defined in Section 1 below) in consideration of (a) the grant of the Laredo License under the Laredo License Agreement and the continuation of the Laredo License; and (b) the past satisfactory performance by Laredo of its duties and obligations under the Management Services Agreement and the continued satisfactory performance by Laredo of its duties and obligations under the Management Services Agreement, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Laredo, on the one hand, and the Company, on the other, hereby agree as follows:

AGREEMENT

1.           Defined Terms

1.1           All terms not herein defined shall have the meaning attributed to them in the Laredo License Agreement.

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1.2           As used in this Agreement, the following terms shall have the following meanings.

“Additional Interests” means (a) interests in the “Net Profits” (as this term is defined in the Laredo License Agreement) of the Company, containing substantially the same terms and conditions as the “Royalty” referred to in the Laredo License Agreement, including the conversion provisions set forth in the Laredo License Agreement, and containing such other terms and conditions, including, without limitation, vesting restrictions, as the Company may, in its sole and absolute discretion, determine; and/or (b) restricted common stock of the Company, options to purchase common stock of the Company, or other common stock equity grants or incentives, containing such terms and conditions, including, without limitation, vesting restrictions, as the Company may, in its sole and absolute discretion, determine.  The Additional Interests available for issuance shall represent the “Percentage Interest” (as defined below) in the Net Profits referred to in subparagraph (a) above and the common stock equity referred to in subparagraph (b) above, assuming full conversion of the Net Profits interests into common stock of the Company pursuant to Section 3.4 of the Laredo License Agreement, and assuming full vesting and lapse of all other restrictions, and exercise of all options, with respect to the common stock equity.

“Alleghany” means Alleghany Capital Corporation, a Delaware corporation.

“Aggregate Payoff Amount” shall have the meaning set forth in Section 2.1 below.

“Change of Control” with respect to Laredo shall have the meaning set forth in the Laredo License Agreement.

“Corporate Event” shall have the meaning set forth in the Laredo License Agreement.

“Effective Date” means the Agreement Date.

“Event of Default” means the existence or occurrence of any one or more of the following: (a) any breach or failure on the part of Laredo to perform one or more of its duties and obligations under this Agreement or any Related Agreement and, if such breach or failure is capable of being cured or remedied, such breach or failure is not cured or remedied (i) within thirty (30) days after Laredo receives written notice of such breach or failure or (ii) if any other cure period for such breach or failure is expressly set forth in this Agreement or any Related Agreement, within such cure period expressly set forth in this Agreement or any Related Agreement; (b) the breach or inaccuracy of any representation or warranty made by Laredo in this Agreement or any Related Agreement and, if such breach or inaccuracy is capable of being cured or remedied, such breach or inaccuracy is not cured or remedied (i) within thirty (30) days after Laredo receives written notice of such breach or inaccuracy or (ii) if any other cure period for such breach or inaccuracy is expressly set forth in this Agreement or any Related Agreement, within such cure period expressly set forth in this Agreement or any Related Agreement; (c) any breach or failure on the part of Laredo to perform one or more of its duties and obligations under any other written agreement with any Person other than the Company if such breach or failure materially and adversely affects or is reasonably expected to materially and adversely affect Licensor’s ability to perform its duties and obligations under this Agreement or any Related Agreement; (d) any MS-Laredo Event of Default; and/or (e) any termination of the Laredo License Agreement, the MS-Laredo License Agreement and/or the Management Services Agreement, including, without limitation, any such termination or deemed termination in any bankruptcy proceeding.

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“Issued Additional Interests” means Additional Interests which are actually granted or issued.

“MS-Laredo Event of Default” shall have the meaning set forth in the Laredo License Agreement.

“Net Profits” shall have the meaning set forth in the Laredo License Agreement.

“Payoff Percentage” means a percentage determined by application of the following formula:

.50% x A ÷ B

A	= Aggregate Payoff Amount (which means the actual aggregate amount funded by the Company to Laredo pursuant to Section 2.1 of this Agreement).

B	= $415,000.00

For avoidance of doubt, if the Aggregate Payoff Amount is zero, then the Payoff Percentage will be zero.

“Percentage Interest” means a percentage determined by application of the following formula:

2.74%, minus the Payoff Percentage

“Person” or “person” means any individual, sole proprietorship, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, trust, association, fund, firm or other entity.

“Qualified IPO” shall have the meaning set forth in the Laredo License Agreement.

“Related Agreements” means and includes all of the following: (a) the Management Services Agreement; (b) that certain Loan Agreement dated as of November 22, 2010 between Alleghany Capital Corporation and Laredo; (c) that certain Senior Promissory Note dated November 22, 2010 made by Laredo; (d) that certain Loan Agreement dated as of April 6, 2011 between Alleghany Capital Corporation and Laredo; (e) that certain Senior Promissory Note dated April 6, 2011 made by Laredo; and (f) the Laredo License Agreement; (g) the MS-Laredo License Agreement; (h) the “MS License” (as this term is defined in the Funding Agreement); and (i) any other written agreement entered into either as of the Effective Date or after the Effective Date between the Company and/or its Affiliates, on the one hand, and Laredo and/or its Affiliates, on the other hand.

“Selection Process” shall have the meaning set forth in the definition of the term “Licensed Intellectual Property” as set forth in the Laredo License Agreement.

“Term” has the meaning set forth in Section 8.1 of the Laredo License Agreement.

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“UGD Process” shall have the meaning set forth in the definition of the term “Licensed Intellectual Property” as set forth in the Laredo License Agreement.

2.           Payoff Amount; Additional Interests

2.1           Aggregate Payoff Amount.  During the sixty (60) day period following the Effective Date, the Company shall fund to Laredo an aggregate amount not to exceed Four Hundred and Fifteen Thousand Dollars ($415,000.00) to be used by Laredo for the sole purpose of paying and retiring in full one or more of Laredo’s debt obligations listed on Exhibit A attached hereto (“Laredo Debt Obligations”).  The actual aggregate amount funded by the Company to Laredo pursuant to this Section 2.1 during such 60-day period is referred to as the “Aggregate Payoff Amount.”  Prior to funding any amounts pursuant to this Section 2.1, the Company may require such documentation (including, without limitation, a written payoff demand from the holder of the applicable Laredo Debt Obligations) and such other evidence as the Company may reasonably request to verify that such funds are being used to pay in full and retire one or more of the Laredo Debt Obligations.  If and to the extent funds for the Aggregate Payoff Amount are contributed to the Company by Alleghany, such funds shall constitute capital contributed in respect of the common stock of the Company owned by Alleghany and shall not constitute “Preferred Stock Capital” as this term is defined in the Laredo License Agreement.

2.2           Additional Interests.  The Company acknowledges that the Additional Interests have been set aside for issuance or grant by the Company to Laredo and/or such additional executive officers, key employees and key consultants of the Company as the Company’s Board of Directors may determine, from time to time, in its sole and absolute discretion.  The Company agrees that so long as the Laredo License Agreement remains in full force and effect and there has been no termination by Laredo of the exclusivity of the Laredo License by reason of any Development Failure pursuant to Section 8.2 of the Laredo License Agreement (a) the Additional Interests will not be issued or granted by the Company to any employees of Laredo; and (b) the Additional Interests will not be issued or granted to any shareholder of the Company who is not also an officer and/or employee of the Company, or to any director, officer or shareholder of Alleghany or any of its Affiliates.  For avoidance of doubt, once any such Additional Interests are issued or granted by the Company to Laredo pursuant to this Agreement, then Laredo shall have the right, as determined by the Board of Directors or Compensation Committee of Laredo, in its sole and absolute discretion, to transfer such Additional Interests to one or more officers, directors or employees of Laredo.

2.3           Grant of Additional Interests to Laredo.

(a)           Upon the occurrence of a Corporate Event, all Additional Interests which have not been issued or granted prior to the date of such Corporate Event shall be issued or granted to Laredo if: (i) no Event of Default has occurred and continues to exist as of the date of such Corporate Event; (ii) prior to the date of such Corporate Event the exclusivity of the Laredo License has not been terminated by Laredo by reason of any Development Failure pursuant to Section 8.2 of the Laredo License Agreement; (iii) the Company reasonably believes that the Laredo License under the Laredo License Agreement will continue on an exclusive basis after the date of such Corporate Event; (iv) the Company reasonably believes that the performance by Laredo of its duties and obligations under the Management Services Agreement prior to the date of such Corporate Event has been satisfactory; and (v) the Company reasonably believes that the performance by Laredo of its duties and obligations under the Management Services Agreement will continue at a satisfactory level for at least eighteen (18) months after the date of such Corporate Event.

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(b)           If no Corporate Event has occurred prior to the date (“Production Level Date”) on which the Company has produced a cumulative aggregate of ten (10) million barrels of oil through the UGD Facilities, then all Additional Interests which have not been issued or granted prior to such date shall be issued or granted to Laredo if: (i) no Event of Default has occurred and continues to exist as of the Production Level Date; (ii) prior to the Production Level Date the exclusivity of the Laredo License has not been terminated by Laredo by reason of any Development Failure pursuant to Section 8.2 of the Laredo License Agreement; (iii) the Company reasonably believes that the Laredo License under the Laredo License Agreement will continue on an exclusive basis after the Production Level Date; (iv) the Company reasonably believes that the performance by Laredo of its duties and obligations under the Management Services Agreement prior to the Production Level Date has been satisfactory; and (v) the Company reasonably believes that the performance by Laredo of its duties and obligations under the Management Services Agreement will continue at a satisfactory level for at least eighteen (18) months after the Production Level Date.

3.           Termination.  The Company shall have the right, exercisable in its sole and absolute discretion, to terminate this Agreement at any time after the existence or occurrence of one or more of the following circumstances, conditions or events:

3.1           The termination by Laredo of the exclusivity of the Laredo License in accordance with Section 8.2 of the Laredo License Agreement.

3.2           The termination of the Management Services Agreement, the Laredo License Agreement and/or the MS-Laredo License Agreement by either party thereto.

3.3           The occurrence of an Event of Default hereunder.

3.4           The occurrence of an “Event of Default” within the meaning of the Management Services Agreement, the Laredo License Agreement and/or the MS-Laredo License Agreement, as this term is defined in such applicable agreement.

3.5           The consummation of any Corporate Event.

4.           Miscellaneous

4.1           No Third Party Beneficiaries.  This Agreement is not intended to and shall not confer upon any Person (other than the Company and Laredo) or otherwise give any Person (other than the Company and Laredo), directly or indirectly, any right, benefit, remedy or claim under or in respect of this Agreement, or the performance by any party hereto of their duties and obligations under this Agreement, and no such Person shall have any right to enforce any provisions of this Agreement.

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4.2           Governing Law.  This Agreement shall be governed by, and construed and interpreted, in accordance with the internal laws of the State of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the parties.

4.3           Force Majeure.  No party shall be held responsible for any delay or failure in performance under this Agreement to the extent caused by strikes, embargoes, unexpected governmental and/or regulatory requirements (including, without limitation, moratoriums), court, administrative or governmental orders or decrees (including, without limitation, injunctions and/or cease and desist orders), civil or military authorities, acts of God, earthquake, or by the public enemy, or other causes reasonably beyond such party’s control and without such party’s fault or negligence (“Force Majeure Event(s)”).  The affected party shall notify each unaffected party as soon as reasonably possible of the existence of such Force Majeure Event.  Any time period for the performance by the affected party of any duties and obligations under this Agreement, and any time period for the satisfaction or accomplishment of any condition, event, milestone or deadline, including, without limitation, those associated with a Development Failure, shall be extended for a period of time equal to the duration of the Force Majeure Event(s).  In addition, the affected party shall be excused from the performance of its obligations hereunder to the extent such performance is prevented or impeded by any such Force Majeure Event(s) for the duration of such Force Majeure Event(s).

4.4           Assignment.

(a)           Notwithstanding anything to the contrary in this Agreement, Laredo shall not, directly or indirectly, either voluntarily or involuntarily, by merger, operation of law or otherwise, assign, or suffer or permit an assignment of, its rights or obligations under or its interests in this Agreement, without the express prior written consent of the Company, which the Company may withhold in its sole discretion.  Any purported assignment by Laredo without the express prior written consent of the Company shall be null and void.  For the purposes of this Section, the terms “assign” and “assignment” shall be deemed to include, without limitation, a Change of Control or the voluntary or involuntary dissolution or liquidation of Laredo.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

(b)           Notwithstanding anything to the contrary in this Agreement, the Company shall not, directly or indirectly, either voluntarily or involuntarily, by merger, operation of law or otherwise, assign, or suffer or permit an assignment of, its rights or obligations under or its interests in this Agreement, without the express prior written consent of Laredo, which Laredo may withhold in its sole and absolute discretion, and any purported assignment by the Company without the express prior written consent of Laredo shall be null and void; provided, however, that any assignment or transfer by the Company, directly or indirectly, of its rights or obligations under or its interests in this Agreement either in connection with a Corporate Event or to any one or more Affiliates of the Company shall not require the prior consent or approval, written or otherwise, of Laredo and any such assignment or transfer shall be permitted and effective without such consent or approval.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

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4.5           Notices.  Any notice, report, communication or consent required or permitted by this Agreement shall be in writing and shall be sent (a) by prepaid registered or certified mail, return receipt requested, (b) by overnight express delivery service by an internationally recognized courier, for next business day delivery, or (c) via confirmed facsimile or telecopy, followed within fourteen (14) days by a copy mailed in the preceding manner, addressed to the other party at the address shown below or at such other address for which such party gives notice hereunder.  Such notice will be deemed to have been given when actually delivered or, if delivery is not accomplished by some fault of the addressee, when tendered.

If to Laredo:

Laredo Oil, Inc.
111 Congress Avenue, Suite 400
Austin, Texas 78701
Facsimile:  817.753.2091
Attention:  Mark See, Chief Executive Officer

  With a copy to:

James L. Rice III, Esq.

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, Texas  77002-5200

Facsimile: 713.236.0822

If to the Company:

Stranded Oil Resources Corporation
c/o Alleghany Capital Corporation
7 Times Square Tower, 17th Floor
New York, NY  10036
Facsimile:  212.759.8149
Attention:  Mr. David Van Geyzel

  With a copy to:

Alleghany Corporation
7 Times Square Tower, 17th Floor
New York, NY  10036
Facsimile:  212.759.3295
Attention:  Christopher K. Dalrymple, Vice President and General Counsel

4.6           Modification; Waiver.  This Agreement may not be altered, amended or modified in any way except by a writing signed by the parties hereto.  The failure of a party to enforce any rights or provisions of this Agreement shall not be construed to be a waiver of such rights or provisions, or a waiver by such party to thereafter enforce such rights or provision or any other rights or provisions hereunder.  No waiver shall be effective unless made in writing and signed by the waiving parties.

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4.7           Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of this Agreement; provided that if such reformation or striking would materially change the economic benefit of this Agreement to the parties hereto, such provision shall be modified in accordance with this Section 4.7 to obtain a legal, valid and enforceable provision and provide an economic benefit to the parties hereto that most nearly effects the parties’ intent in entering into this Agreement.

4.8           Entire Agreement.  The parties hereto acknowledge that this Agreement, together with the exhibit attached hereto, sets forth the entire agreement and understanding of the parties as to the subject matter hereof, and supersedes all prior and contemporaneous discussions, agreements and writings in respect hereto.

4.9           Headings.  The section and paragraph headings contained in this Agreement are for the purposes of convenience only, and are not intended to define or limit the contents of the sections or paragraphs to which such headings apply.

4.10           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, binding on all parties hereto.

[Next Page Is Signature Page]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized representatives as of the Agreement Date.

LAREDO LAREDO OIL, INC., a Delaware corporation By: ______________________ Name: ___________________ Title: ____________________	COMPANY STRANDED OIL RESOURCES CORPORATION, a Delaware corporation By: ______________________ Name: ___________________ Title: ____________________

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EXHIBIT A

Not Shown

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A-1